Exhibit 10.2

Alaska Communications 2015 Officer Severance Policy	P/P 250.0
Prepared by: Legal	Effective Date:
Supersedes: 2014, 2010, 2008 & 2009 Officer Severance Policies & 2006 Officer Severance Plan	September 4, 2015
Approved by: Compensation & Personnel Committee of the Board of Directors

1.  Purpose

The Alaska Communications Systems Holdings, Inc. 2015 Officer Severance Policy (“the Policy”) is established to provide severance income continuance to Eligible Officers under certain termination and change in control circumstances as further defined in this Policy. In consideration for such severance income and benefits, the Eligible Officer will release Alaska Communications Systems Holdings, Inc. and its affiliates (the “Company”) from any and all actions, suits, proceedings, claims, and demands related to the termination.

2.  Administration

The Policy is administered by the Compensation and Personnel Committee (the “Committee”) designated by the Board of Directors of the Company (“the Board”).  The Committee, subject to action of the Board, has complete discretion and authority with respect to the Policy and its application.  The Committee reserves the right to interpret the Policy, prescribe, amend and rescind rules relating to it, determine the terms and provisions of the severance payments and make all other determinations it deems necessary or advisable for the administration of the Policy.  The determination of the Committee on all matters regarding the Policy will be conclusive.

3.  Eligibility

Eligible Officers are regular full-time and part-time individuals employed by the Company for a minimum of six continuous months in the positions listed in this Section 3 below (“Eligible Officer(s)”).  Eligible Officers will be eligible to participate in the Policy; provided, however, that an employee of the Company who is temporarily appointed to a particular eligible position in an acting manner, is not eligible to participate as a result of that temporary position. Additionally, any employee with an employment agreement that includes severance benefits will not be an Eligible Officer under this Policy.

       Vice President
       Senior Vice President
       Executive Vice President
       President

4.  Definitions

a.     “Cause” means the occurrence, at the sole discretion of the Company, of any of the following:

(i)	an act or acts of personal dishonesty or illegal or unethical acts knowingly performed by the Eligible Officer, including but not limited to omissions;

(ii)	a breach of a fiduciary duty owed to the Company, its Board, or stockholders (even if the Company is required to indemnify the Eligible Officer),

(iii)	a breach of an obligation or violation of a provision applicable under any corporate compliance or ethics policy;

(iv)

repeated failures or negligence by the Eligible Officer to perform faithfully and efficiently the duties, obligations and responsibilities of the position or engaging in conduct harmful to the Company or its employees, and which failures or conduct are not remedied after receipt of written notice from the Company within a period set forth in the notice, (where the Company has or may suffer immediate and grave harm from the Eligible Officer’s continued employment, no advance warning may be provided); or

(v)	a conviction or plea of guilty or “no contest” of the Eligible Officer for a felony or any misdemeanor involving theft, dishonesty, fraud or moral turpitude.

b.    “Change of Control” means the occurrence of any of the following events:

(i)	Any Company transaction or series of related transactions that result in the Company’s voting stockholders owning less than fifty percent of the voting power of the new company;

(ii)

During any period of two years or less, the election of an insurgent slate of directors comprising a new majority of the Board of Directors (an “insurgent slate” means director candidates not nominated by the incumbent board);

(iii)	Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company; or

(iv)	The sale of all or substantially all of the Company’s assets.

c.   “Death” means an Eligible Officer is dead or declared legally dead by a competent authority.

d.   “Disability” or “Disabled” means a physical or mental impairment that renders an Eligible Officer incapable of working for at least six consecutive months during any one year period, not limited to a calendar year.  In the event of a dispute regarding the presence of a Disability, the Company will seek the opinion of an independent physician.

e. “Eligible Officer” is defined in Section 3.

f. “Executive Officer” means an Eligible Officer who has one of the titles listed in this Section 4.f. below, provided, however, that an employee of the Company who is temporarily appointed to the position of Executive Officer as an acting Executive Officer, is not considered an Executive Officer for purposes of the benefits provided under this Policy.

          Executive Vice President
          Senior Vice President
          President

g.   “Good Reason” means the occurrence of any of the following events without the Eligible Officer’s written consent, provided, however within 60 days following the occurrence of the event, the Eligible Officer must provide at least 30 days written notice of intent to resign specifying the specific Good Reason for resignation and during which time the Company has not provided a cure sufficient to remove the Good Reason:

(i)             a reduction in Target Annual Compensation of greater than 10% in any three year period, unless substantially all Eligible Officers’ compensation is similarly reduced;

(ii)            a significant reduction in other benefits (unless reduction applies to substantially all other Eligible Officers or substantially all full-time employees of the Company);

(iii)           a significant reduction in job title, responsibilities, number of employees under supervision, duties or a significant demotion, recognizing that the Company may, from time to time, have a business need to modify assigned responsibilities or reassign employees between Eligible Officers, which changes, in and of themselves, will not constitute Good Reason

(iv)            required relocation of the principal work location that is more than 60 miles from the prior work location; or

(v)            the Company’s material breach of a material obligation owed under an employment agreement.

h.   “Target Annual Compensation” means base salary, and target annual incentive compensation.

5.  Severance Pay and Benefits

a.  Any Eligible Officer whose employment with the Company is terminated under either of the circumstances described below in this Section 5.a., and who signs a form of waiver attached as Exhibit A within 21 days of termination of employment, or 45 days as may be required under applicable law, and does not revoke the signed waiver within the revocation period as required under applicable law, will be eligible for Severance Pay and Severance Benefits as described in this Section 5.

i.  An Eligible Officer is terminated by the Company or an affiliate without Cause, or

ii.  An Eligible Officer resigns for Good Reason after giving at least 30 days written notice of intent to resign specifying the specific Good Reason for the resignation and during which time the Company has not provided a cure sufficient to remove the Good Reason.

b.  The amount of Severance Pay and Benefits to which an Eligible Officer may be entitled under this Policy will be determined in accordance with the Eligible Officer’s position.

Position	Severance Pay
Executive Officer	●

One times the annual base salary in effect on the termination date, unless resigning for Good Reason based on Section 4g(i) reduction in compensation, then annual base salary prior to reduction, to be paid in a lump sum within 60 days of termination; and

●

Sixty percent of the annual base salary in effect on the termination date, unless resigning for Good Reason based on Section 4g(i) reduction in compensation, then annual base salary prior to reduction, prorated based on termination date, to be paid in a lump sum within 60 days of termination; and

●

Annual cash incentive payment based on achievement of annual performance goals for the prior full performance year of Executive Officer’s employment, if unpaid as of the date of termination to be paid if and when other executives are paid; and

Severance Benefit

Subject to Section 5c below, for up to one year after termination, reimbursement of any monthly federal medical COBRA premiums actually paid by the Executive Officer for continuing medical insurance coverage for the Executive Officer and family, less the standard employee contribution amount.  Reimbursement will be provided no later than March 15 of the year after the year in which the expense was incurred.

Other Eligible Officers	Severance Pay
One times the annual base salary in effect on the termination date, unless resigning for Good Reason based on Section 4g(i) reduction in compensation, then annual base salary prior to reduction.

Severance Benefit

Subject to Section 5c below, for up to six months after termination, reimbursement of any monthly federal medical COBRA premiums actually paid by the employee for continuing medical insurance coverage for the employee and family, less the standard employee contribution amount.  Reimbursement will be provided no later than March 15 of the year after the year in which the expense was incurred.

c.  Replacement Medical Benefits.  To the extent an Eligible Officer is eligible for medical benefits coverage under a subsequent employer’s medical plan and before the applicable time period has elapsed, such Eligible Officer will no longer be eligible for a Severance Benefit.  An Eligible Officer must notify the Company of the start date of the replacement coverage.  Any payments for COBRA coverage or other benefits to which an Eligible Officer was not entitled must be reimbursed to the Company.  Adequate documentation of payment of COBRA premiums is required in order to qualify for reimbursement.

d.  Unvested Equity Compensation.  Unless otherwise provided herein, Eligible Officers will not be eligible for any unvested equity compensation including, but not limited to, stock options, restricted stock, and performance stock.

e.  Other Incentive Compensation.  Unless otherwise provided herein, non-executive Eligible Officers will not be entitled to or deemed to have earned any cash or other bonus or incentive compensation payments for the final year or partial year of employment.

6.  Clawback Requirement.  Notwithstanding any other provisions of this Policy to the contrary, any compensation paid to an Eligible Officer pursuant to this Policy or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement

7.  Change of Control Severance Pay and Benefits

Any Eligible Officer whose employment with the Company is terminated without Cause or who resigns for Good Reason within two and one half months before or one year after a Change of Control will be eligible for two times base salary and the Severance Benefit described in Part 5 above. In addition, all long term incentive compensation, whether equity or cash, will vest and be released or paid, as appropriate. Any eligible severance pay and benefits based on a termination prior to Change in Control is contingent upon and payable subsequent to Eligible Officers termination of employment without Cause or resignation for Good Reason and the consummation of the Change in Control.

Change of control, in and of itself, will not be deemed Good Reason for a resignation.

8.  Disability or Death

In the event of the Death or Disability of an Eligible Officer while employed by the Company, no severance pay or benefits under this Policy will be payable, however, an Eligible Officer or his or her estate will be eligible for a prorated annual cash incentive payment based on the time of active work in the last performance year.  Eligibility for this partial cash incentive award is in accordance with the Company’s incentive compensation policy, including adjustments for Company and individual performance, and giving credit for active work time in the last performance year.

Unless otherwise provided for in a particular incentive award agreement, no other incentive compensation, unvested equity compensation or bonus will be deemed to have been earned or be paid for the final year or partial year of employment following a death or Disability.

9.  Non-Compete, Non-Disparagement and Non-Solicitation

Attached as Exhibit A to this Policy, and incorporated herein by reference, is a Form of Officer’s Release (“Release”) that provides, among other things, restrictions for competition, disparagement and solicitation of other Company employees.  An Eligible Officer must acknowledge, agree to, and sign the Release prior to receiving any severance pay or benefits under this Policy.  If, during the term that an Eligible Officer is receiving any severance pay or benefits described in this Policy, the Eligible Officer violates the terms of this Agreement, the Release, or any other noncompetition or nondisclosure agreement with the Company, the Company’s obligations to the Eligible Officer under this Policy will automatically terminate.

10.  Tax Withholding; Section 280G

The Company may withhold from any cash amounts payable to an Eligible Officer under this Policy to satisfy all applicable federal, state, local or other income (including excise) and employment withholding taxes.  In the event the Company fails to withhold such sums for any reason, or withholding is required for any noncash payments provided in connection with the Eligible Officer’s termination of employment, the Company may require the Eligible Officer to promptly remit to the Company sufficient cash to satisfy all applicable income and employment withholding taxes.  The Company will not make any “gross-up” payment to cover any personal tax liability of an Eligible Officer.

Certain employees under Section 409A of the Internal Revenue Code may be required to delay payments that would otherwise be payable during the six month period immediately following separation from service.

In the event that the severance pay or benefits provided under this Policy are subject to an excise tax under Section 280G of the Internal Revenue Code, then pay and benefits under this Policy will be either (i) delivered in full or (ii) reduced so that any payment is limited to 2.99 times “base amount,” within the meaning of Section 280G(b)(3) of the Internal Revenue Code, whichever of the foregoing amounts results in the Eligible Officer’s receipt of the greatest amount of benefits after tax.  Eligible Officers must cooperate in good faith with the Company in any valuation of benefits that may be required under Section 280G of the Internal Revenue Code.

Any determinations required to be made related to Section 280G will be made in writing by an accounting or consulting firm selected by the Company, and will be conclusive and binding upon the Eligible Officer and the Company.  The Company will bear all costs reasonably incurred in connection with any such calculations.  In the event it is later determined that a greater reduction in payments should have been made to implement the objective and intent of this Section 9, the excess amount shall be returned immediately by the Eligible Officer to the Company, plus interest at a rate equal to 120% of the semi-annual applicable federal rate as in effect at the time of the Change in Control.

10.  Dispute Resolution and Governing Law

The Committee will interpret the Policy with respect to any dispute that arises between an Eligible Officer and the Company.  The decision of the Committee on all disputes regarding the Policy are conclusive.

This Policy will be governed by and construed in accordance with the laws of the state of Alaska, including all matters of construction, validity and performance, without regard to the principles of conflicts of law thereof, to the extent not superseded by applicable federal law.  Each party will be responsible its own for legal fees and costs incurred in any dispute related to this Policy or the Release.

11.   Section 409A

The intent of the Company is that the payments and benefits under this Policy comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Policy shall be interpreted to be in compliance therewith.

Notwithstanding anything in this Policy to the contrary, any compensation or benefits payable under this Policy that is considered nonqualified deferred compensation under Section 409A and is designated under this Policy as payable upon termination of employment shall be payable only upon a “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

Notwithstanding anything in this Policy to the contrary, if an Eligible Officer is deemed by the Company at the time of Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which he or she is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the benefits shall not be provided to the Eligible Officer prior to the earlier of (i) the expiration of the six-month period measured from the date of Separation from Service with the Company or (ii) the date of the Eligible Officer’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum, and any remaining payments due under this Policy shall be paid as otherwise provided herein.

Miscellaneous

a.   This Policy will not be deemed to create a contract of employment between the Company and the Eligible Officer and will create no right in the Eligible Officer to continue in the Company’s employment for any specific period of time, or to create any other rights on the part of the Eligible Officer or obligations on the part of the Company, except as set forth herein.  This Policy does not restrict the right of the Company to terminate the Eligible Officer, or restrict the right of the Eligible Officer to terminate employment.

b.   Nonalienation of Benefits.  Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Policy will be valid or recognized by the Company.

c.   Eligible Officers will retain applicable rights to indemnification under the Company’s certificate of incorporation, or otherwise provided at law or pursuant to By-laws.  Eligible Officers will continue to be covered by applicable Company insurance, including directors’ and officers’ liability or employment practices insurance coverage for work performed while employed by the Company.

d.   This Policy is an unfunded compensation arrangement for a member of a select group of the Company’s management and any exemptions under ERISA, as applicable to such an arrangement, will be applicable to this Policy.

e.  All notices, requests, demands, and other communication with are required or may be given under this Policy will be in writing and will be deemed to have been duly given when delivered by hand or overnight courier service or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to these respective addresses (or to such other addresses as the parties may notify each other of in the meantime using the same methods herein).  Notice of change of address, however, is only effective only upon actual receipt.

If to the Company addressed to:

              Alaska Communications Systems Holdings, Inc.
              600 Telephone Avenue MS65
              Anchorage, Alaska  99503

If to the Eligible Officer, addressed to the most recent address in the Company’s personnel records.

This Policy supersedes all prior understandings (including oral agreements) between Eligible Officers and the Company concerning severance matters.  Nevertheless; this Policy may be amended, modified, changed, or terminated by the Company without prior notification or negotiation, and a